Exhibit 99.1

Abbott Reports 14.4 Percent Sales Growth in Third Quarter

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

–  Worldwide Pharmaceutical Sales Increased 19.6 Percent   –

–  Worldwide Medical Products Sales Increased 12.0 Percent  –

–  International Nutritionals Sales Increased 15.6 Percent  –

–  Company Confirms Earnings-Per-Share Outlook for 2007 and 2008  –

ABBOTT PARK, Ill., Oct. 17, 2007 — Abbott today announced financial results for the third quarter ended Sept. 30, 2007.

•      Diluted earnings per share, excluding specified items, were $0.67, above Abbott’s previously announced guidance range of $0.64 to $0.66. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.46.

•      Based on its strong results year to date, Abbott is confirming its 2007 earnings-per-share outlook and raising the lower end of its previous guidance range. In addition, the company is confirming its outlook for an accelerating rate of earnings-per-share growth in 2008 compared to 2007.

•      Worldwide sales increased 14.4 percent to $6.4 billion, including a favorable 2.8 percent effect of exchange rates.

•      U.S. pharmaceutical sales increased 17.5 percent and International pharmaceutical sales increased 22.2 percent, driven by double-digit growth in HUMIRA®, Kaletra® and TriCor®, and included $167 million of Niaspan® sales. Based on the continued strong sales performance of HUMIRA, which contributed more than $800 million in worldwide sales in the third quarter, Abbott estimates 2007 global sales of $3 billion.

•      Worldwide medical products sales increased 12.0 percent, driven by 13.8 percent growth in worldwide Diabetes Care sales, 14.9 percent growth worldwide in Abbott Vascular, and 14.4 percent growth in International diagnostics sales.

•      Worldwide nutritional products sales were led by 15.6 percent growth in International nutritionals, with continued strong performance in key emerging growth markets.

“Abbott’s strong performance this quarter was again balanced across our major broad-based businesses,” said Miles D. White, chairman and chief executive officer, Abbott. “We expect this momentum to continue in the fourth quarter and into 2008, when the strength of our diversity will drive an accelerating rate of earnings-per-share growth compared to 2007.”

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The following is a summary of third-quarter 2007 sales.

Sales Summary –	3Q07	% Change		Impact of Exchange
Quarter Ended 9/30/07	($ millions)	vs. 3Q06		on % Change

Total Sales	$6,377	14.4		2.8

Total U.S. Sales	$3,125	10.2		—

Total International Sales	$3,252	18.8		5.7

Worldwide Pharmaceutical Sales	$3,531	19.6		3.0

U.S. Pharmaceuticals	$1,896	17.5		—

International Pharmaceuticals	$1,635	22.2		6.5

Worldwide Nutritional Sales	$1,102	4.4	(a)	1.8

U.S. Nutritionals	$587	(3.8	)(a)	—

International Nutritionals	$515	15.6		4.4

Worldwide Diagnostics Sales(b)	$790	9.8		3.9

U.S. Diagnostics	$201	(1.7)		—

International Diagnostics	$589	14.4		5.5

Worldwide Vascular Sales	$403	14.9		2.4

U.S. Vascular	$201	1.2		—

International Vascular	$202	33.0		5.6

Other Sales(c)	$551	10.9		2.3

(a)             Reflects the impact of the completion of the U.S. co-promotion of Synagis in 2006. Excluding the U.S. sales of Synagis in 2006, Worldwide Nutritional Sales increased 10.8 percent and U.S. Nutritional sales increased 6.9 percent.

(b)            Includes sales from the molecular diagnostics and core laboratory diagnostics businesses, which includes point of care.

(c)             Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of sales for the first nine months of 2007.

Sales Summary –	9M07	% Change		Impact of Exchange
Nine Months Ended 9/30/07	($ millions)	vs. 9M06		on % Change

Total Sales	$18,693	15.0		2.7

Total U.S. Sales	$9,283	12.5		—

Total International Sales	$9,410	17.5		5.5

Worldwide Pharmaceutical Sales	$10,435	17.8		2.8

U.S. Pharmaceuticals	$5,500	20.3		—

International Pharmaceuticals	$4,935	15.1		5.8

Worldwide Nutritional Sales	$3,201	(1.4	)(a)	1.4

U.S. Nutritionals	$1,733	(12.3	)(a)	—

International Nutritionals	$1,468	15.6		3.6

Worldwide Diagnostics Sales(b)	$2,299	10.5		3.9

U.S. Diagnostics	$607	2.5		—

International Diagnostics	$1,692	13.6		5.4

Worldwide Vascular Sales	$1,246	80.0		2.4

U.S. Vascular	$667	58.1		—

International Vascular	$579	114.2		6.1

Other Sales(c)	$1,512	9.6		3.4

(a)             Reflects the impact of the completion of the U.S. co-promotion of Synagis in 2006. Excluding the U.S. sales of Synagis in 2006, Worldwide Nutritional Sales increased 9.0 percent and U.S. Nutritional sales increased 4.0 percent.

(b)            Includes sales from the molecular diagnostics and core laboratory diagnostics businesses, which includes point of care.

(c)             Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s third-quarter 2007 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 9/30/07	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 3Q06	World	vs. 3Q06		Sales	vs. 3Q06

Pharmaceutical Products
HUMIRA	$427	40.0	$376	59.6	(a)	$803	48.5
Depakote	$358	12.3	$25	27.2		$383	13.1
Kaletra	$136	(0.5)	$202	28.8	(b)	$338	15.2
TriCor	$300	12.8	—	—		$300	12.8
Ultane/Sevorane	$49	(12.7)	$139	3.9	(c)	$188	(1.0)
Niaspan	$167	n/a	—	—		$167	n/a
Biaxin (clarithromycin)	$9	(43.0)	$122	(0.4	)(d)	$131	(5.2)
Synthroid	$110	(16.5)	$20	18.7		$130	(12.6)

Nutritional Products
Pediatric Nutritionals	$326	14.2	$275	18.5		$601	16.1
Adult Nutritionals	$253	(1.1)	$240	12.6	(e)	$493	5.1

Medical Products
Abbott Diabetes Care	$146	10.0	$176	17.2	(f)	$322	13.8
Coronary Stents	$68	89.4	$95	81.3		$163	84.6
Other Coronary	$69	(21.7)	$75	1.9		$144	(11.0)
Endovascular	$63	(15.3)	$33	23.3		$96	(5.2)

(a) Without the positive impact of exchange of 10.5 percent, HUMIRA sales increased 49.1 percent internationally.

(b) Without the positive impact of exchange of 6.7 percent, Kaletra sales increased 22.1 percent internationally.

(c) Without the positive impact of exchange of 5.8 percent, Sevorane sales decreased 1.9 percent internationally.

(d) Without the positive impact of exchange of 3.4 percent, clarithromycin sales decreased 3.8 percent internationally.

(e) Without the positive impact of exchange of 4.3 percent, Adult Nutritionals sales increased 8.3 percent internationally.

(f) Without the positive impact of exchange of 7.0 percent, Abbott Diabetes Care sales increased 10.2 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

The following is a summary of sales for the first nine months of 2007 for selected products.

		Percent		Percent			Percent
Nine Months Ended 9/30/07	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 9M06	World	vs. 9M06		Sales	vs. 9M06

Pharmaceutical Products
HUMIRA	$1,123	39.3	$986	59.8	(a)	$2,109	48.2
Depakote	$1,045	23.5	$69	20.2		$1,114	23.3
Kaletra	$385	2.7	$569	22.6	(b)	$954	13.7
TriCor	$826	14.4	—	—		$826	14.4
Ultane/Sevorane	$150	(26.2)	$409	1.9	(c)	$559	(7.6)
Biaxin (clarithromycin)	$21	(78.4)	$504	3.9	(d)	$525	(9.6)
Niaspan	$480	n/a	—	—		$480	n/a
Synthroid	$325	(8.6)	$55	15.4		$380	(5.8)

Nutritional Products
Pediatric Nutritionals	$908	8.9	$792	18.5		$1,700	13.2
Adult Nutritionals	$797	(0.9)	$677	12.4	(e)	$1,474	4.8

Medical Products
Abbott Diabetes Care	$419	1.8	$496	14.1	(f)	$915	8.1
Coronary Stents	$229	n/m	$260	n/m		$489	n/m
Other Coronary	$238	33.8	$223	87.4		$461	55.3
Endovascular	$201	11.8	$95	51.8		$296	22.1

(a) Without the positive impact of exchange of 11.7 percent, HUMIRA sales increased 48.1 percent internationally.

(b) Without the positive impact of exchange of 7.0 percent, Kaletra sales increased 15.6 percent internationally.

(c) Without the positive impact of exchange of 5.1 percent, Sevorane sales decreased 3.2 percent internationally.

(d) Without the positive impact of exchange of 3.9 percent, clarithromycin sales were flat internationally.

(e) Without the positive impact of exchange of 4.0 percent, Adult Nutritionals sales increased 8.4 percent internationally.

(f) Without the positive impact of exchange of 7.2 percent, Abbott Diabetes Care sales increased 6.9 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

n/m = Percent change is not meaningful.

Business Highlights

•                  Abbott and AstraZeneca to Advance ABT-335 in Fixed-Dose Combination – Abbott and AstraZeneca announced the decision to advance Abbott’s next-generation fenofibrate, ABT-335, as part of the fixed-dose combination program with Crestor. The combination program is proceeding on schedule and a regulatory application for the new combination therapy remains on target for submission in 2009.

•                  Clinical Study Initiated for Renal Artery Stenosis (RAS) – Abbott enrolled its first patient in a clinical study to evaluate the use of the investigational RX Herculink® EliteTM Renal Stent System to treat patients with RAS. Patients with RAS have plaque buildup in the renal arteries that can lead to high blood pressure. Approximately 5 million people in the United States, most often men age 50 to 70, are affected by RAS.

•                  Abbott Submits Kaletra® for Approval for Pediatric Use – In July, Abbott submitted global regulatory applications for a new, lower-strength version of its leading HIV protease inhibitor tablet known as Kaletra and Aluvia®. Kaletra/Aluvia would be the only co-formulated protease inhibitor tablet that could be used in children. More than 2 million children worldwide are living with HIV/AIDS.

•                  Psoriasis Data for HUMIRA® and ABT-874 – At the World Congress of Dermatology, Abbott presented Phase III study results for HUMIRA in the treatment of psoriasis. HUMIRA represents a major advancement in the treatment of psoriasis, with exceptional skin clearance and a well-established safety profile that has been demonstrated in more than 10 years of patient use. Abbott has submitted its global regulatory application for HUMIRA in the treatment of psoriasis and expects a response from regulatory agencies in the first quarter of 2008.

Abbott also presented psoriasis data from ABT-874, its fully-human monoclonal antibody designed to target and neutralize interleukin-12 and interleukin-23 (IL-12/23). These data are excellent, demonstrating a significant reduction of psoriasis symptoms in the majority of patients treated. Abbott expects to advance ABT-874 into final Phase III psoriasis studies before year-end.

•                  HUMIRA Wins Scientific Innovation Award – Abbott’s leading anti-TNF therapy, HUMIRA, has been honored with the 2007 Galen Prize for Best Biotechnology Product. The Galen Prize, considered equivalent to the Nobel Prize and awarded by Prix Galien USA, is one of the highest accolades in the pharmaceutical and biomedical industry, recognizing excellence in medical and scientific research and innovation.

•                  Abbott Launches NutriPals™ Fruit Bars – Abbott launched PediaSure® NutriPals Fruit Bars, the only kids’ snack bar made with one serving of real fruit in every bar. With 9 times more fruit than a leading cereal bar, NutriPals Fruit Bars are a good source of protein, fiber and more than 20 vitamins and minerals.

•                  U.S. Food and Drug Administration (FDA) Waiver Allows Broader Use of the i-STAT Handheld Analyzer – The FDA granted waived status under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) for its handheld i-STAT CHEM8+ test cartridge, making it more widely available for use beyond the hospital setting. The waiver indicates the device can be made more broadly available to health care providers where fast results are needed.

Abbott confirms earnings-per-share outlook for 2007 and 2008

Based on the company’s strong results year to date, Abbott is confirming its 2007 earnings-per-share outlook and raising the lower end of its previous guidance range. As a result, Abbott’s earnings-per-share guidance for 2007 is now $2.82 to $2.84 and for the fourth quarter is $0.91 to $0.93, both excluding specified items.

Abbott forecasts specified items for the full-year 2007 of approximately $0.44 per share, primarily associated with acquisition integration, cost reduction initiatives, a write-down of Omnicef inventory and adjustments related to Abbott’s ownership of Boston Scientific stock, as previously disclosed.   Including specified items, projected earnings per share under GAAP would be $2.38 to $2.40 for the full-year 2007.

Abbott forecasts specified items for the fourth-quarter 2007 of approximately $0.07 per share, primarily associated with acquisition integration and cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.84 to $0.86 for the fourth-quarter 2007.

For 2008, Abbott continues to forecast an accelerating rate of earnings-per-share growth over 2007.

Abbott declares quarterly dividend

On Sept. 14, 2007, the board of directors of Abbott declared the company’s quarterly common dividend of 32.5 cents per share. The cash dividend is payable Nov. 15, 2007, to shareholders of record at the close of business on Oct. 15, 2007. This marks the 335th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2007 and 2006

(unaudited)

	2007	2006	Percent Change

Net Sales	$6,376,706,000	$5,573,770,000	14.4
Cost of products sold	2,864,030,000	2,391,218,000	19.8
Research and development	640,718,000	617,625,000	3.7
Acquired in-process research and development	—	214,000,000	n/m
Selling, general and administrative	1,945,404,000	1,661,761,000	17.1
Total Operating Cost and Expenses	5,450,152,000	4,884,604,000	11.6

Operating earnings	926,554,000	689,166,000	34.4

Net interest expense	106,224,000	86,884,000	22.3
Net foreign exchange (gain) loss	4,959,000	10,231,000	(51.5)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(114,084,000)	(121,469,000)	(6.1)
Other (income) expense, net	36,036,000	(12,797,000)	n/m	(1)
Earnings before taxes	893,419,000	726,317,000	23.0
Taxes on earnings	176,414,000	10,475,000	n/m	(2)

Net Earnings	$717,005,000	$715,842,000	0.2

Net Earnings Excluding Specified Items, as described below	$1,046,437,000	$898,838,000	16.4	(3)

Diluted Earnings Per Common Share	$0.46	$0.46	—

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.67	$0.58	15.5	(3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,557,758,000	1,541,988,000

(1) Other (income) expense, net in 2007 and 2006 is primarily associated with adjustments related to Abbott’s ownership of Boston Scientific stock. These items have been reflected as specified items in both periods as discussed in Q&A Answer 6.

(2) 2006 Taxes on earnings includes a favorable adjustment to tax expense of $132 million, or $0.09 per share, as a result of the resolution of prior years’ tax audits, which was classified as a specified item and excluded from ongoing results.

(3) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $111 million, or $0.07 per share, for a contract termination and other litigation, $79 million, or $0.05 per share, for reestablishment of suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business, $52 million, or $0.03 per share, for acquisition integration, $21 million, or $0.01 per share, for fair value loss adjustments related to Boston Scientific stock, and $66 million, or $0.05 per share, for cost reduction initiatives and other.

2006 Net Earnings Excluding Specified Items excludes after-tax charges of $133 million, or $0.09 per share, for acquired in-process research and development related to the Guidant acquisition, $69 million, or $0.05 per share for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-eluting stent, $53 million or $0.03 per share, for a philanthropic contribution to the Abbott Fund, $52 million, or $0.03 per share, for acquisition integration and $25 million, or $0.02 per share, for cost reduction/integration activities and other. These specified items were partially offset by an after-tax gain of ($17 million), or ($0.01) per share, for a fair-value adjustment for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of the prior years’ tax audits.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2007 and 2006

(unaudited)

	2007	2006	Percent Change

Net Sales	$18,692,887,000	$16,258,353,000	15.0
Cost of products sold	8,260,366,000	6,949,535,000	18.9
Research and development	1,843,248,000	1,659,104,000	11.1
Acquired in-process and collaborations research and development	—	707,000,000	n/m
Selling, general and administrative	5,528,729,000	4,646,573,000	19.0
Total Operating Cost and Expenses	15,632,343,000	13,962,212,000	12.0

Operating earnings	3,060,544,000	2,296,141,000	33.3

Net interest expense	355,245,000	203,086,000	74.9
Net foreign exchange (gain) loss	16,058,000	17,638,000	(9.0)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(376,442,000)	(357,283,000)	5.4
Other (income) expense, net	78,960,000	(85,770,000)	n/m	(1)
Earnings before taxes	2,986,723,000	2,518,470,000	18.6
Taxes on earnings	583,436,000	325,501,000	79.2

Net Earnings	$2,403,287,000	$2,192,969,000	9.6

Net Earnings Excluding Specified Items, as described below	$2,976,580,000	$2,727,860,000	9.1	(2)

Diluted Earnings Per Common Share	$1.54	$1.43	7.7

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.91	$1.77	7.9	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,559,074,000	1,537,780,000

(1) Other (income) expense, net in 2007 and 2006 is primarily associated with adjustments related to Abbott’s ownership of Boston Scientific (BSX) stock. 2007 also includes realized gains on the sales of the BSX stock. These items have been reflected as specified items in both periods.

(2) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $164 million, or $0.11 per share, for acquisition integration, $111 million, or $0.07 per share, for a contract termination and other litigation, $41 million, or $0.03 per share, for fair value loss adjustments, net of realized gains, related to Boston Scientific stock, $34 million, or $0.02 per share, for write-down of Omnicef inventory, $19 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business, and $204 million, or $0.13 per share, for cost reduction initiatives and other.

2006 Net Earnings Excluding Specified Items excludes after-tax charges of $438 million, or $0.29 per share, for acquired in-process and collaborations research and development, $69 million, or $0.05 per share, for costs associated with Abbott’s decision to discontinue the commercial development of the ZoMaxx drug-eluting stent, $53 million or $0.03 per share, for a philanthropic contribution to the Abbott Fund and $178 million, or $0.12 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition. These specified items were partially offset by an after-tax gain of ($71 million), or ($0.05) per share for fair-value adjustments for the gain-sharing aspect of the Boston Scientific stock purchase and a favorable adjustment to tax expense of ($132 million), or ($0.09) per share, as a result of the resolution of prior years' tax audits.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)         What drove the 19.6 percent worldwide pharmaceutical sales growth?

A1)                            U.S. pharmaceutical sales growth of 17.5 percent was led by TriCor, Niaspan and HUMIRA, which increased 40.0 percent. HUMIRA prescription trends are growing at nearly twice the rate of the self-injectable biologics market, as HUMIRA continues to gain share across rheumatology, dermatology and gastroenterology market segments. The Crohn’s launch is proceeding ahead of schedule, with HUMIRA market share exceeding 30 percent in just six months since launch. As a result, Abbott estimates 2007 full-year global HUMIRA sales of $3 billion. Abbott’s lipid franchise also had a strong quarter, with TriCor sales increasing 12.8 percent and Niaspan contributing $167 million in sales.

International pharmaceutical sales increased 22.2 percent during the quarter, including a 6.5 percent favorable impact from exchange. International growth was driven by HUMIRA, which grew 59.6 percent, and Kaletra, which grew 28.8 percent, based on the continued strength of the international launch of Kaletra Tablets.

Q2)                           What drove the 15.6 percent increase in international nutritionals? What drove the 12.0 percent increase in worldwide medical products sales?

A2)                            Global Nutritional sales performance was led by 15.6 percent growth in International nutritionals, with particularly strong growth in Latin American and Asian markets. Partially offsetting this growth was an expected decline in U.S. nutritional sales, consistent with previous forecasts and reflecting the completion of the co-promotion of Synagis in the United States during 2006. Excluding the impact of Synagis, U.S. nutritional sales increased 6.9 percent, driven by 14.2 percent growth in pediatric nutritional sales.

Medical products sales growth of 12.0 percent was led by global Diabetes Care sales, which increased 13.8 percent, 10.0 percent in the United States, driven by the successful launch of Abbott’s next-generation FreeStyle Lite blood glucose meter. In addition, the core laboratory diagnostics business performed well with sales of immunochemistry and hematology products up 9.2 percent and point of care sales up 21.6 percent. Abbott Vascular achieved sales of more than $400 million, up nearly 15 percent in the first full quarter with Guidant sales in both periods. This performance was driven by international sales of Xience V and continued growth in bare metal stents, partially offset by other coronary sales, reflecting lower third-party catheter sales.

Q3)         What drove increased investment spending in the quarter?

A3)                            The company remains on track for a record number of major new product launches and regulatory submissions supported by continued strong investment spending in R&D and SG&A this quarter and year to date.

R&D investment reflects continuing progress in our pharmaceutical and medical products pipelines, including new HUMIRA indications, ABT-335, ABT-335/Crestor fixed-dose combination, ABT-874, controlled-release Vicodin and Xience V, as well as several promising Phase I and Phase II clinical programs in neuroscience and oncology. SG&A expense included new and ongoing promotional initiatives, including the launch of the Crohn’s indication for HUMIRA, and the international launch of Xience V.

Questions & Answers (continued)

Q4)         How does the third-quarter gross margin profile compare to the prior year?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q07			3Q06
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,864	$3,513	55.1%	$2,391	$3,183	57.1%
Adjusted for specified items:
Reestablishment of depreciation and amortization expense (Diagnostics)	$(83)	$83	1.3%	—	—	—
Product discontinuation	—	—	—	$(44)	$44	0.9%
Cost reduction initiatives and other	$(67)	$67	1.0%	$(21)	$21	0.3%
Acquisition integration	$(20)	$20	0.3%	$(21)	$21	0.3%
As adjusted	$2,694	$3,683	57.7%	$2,305	$3,269	58.6%

The third-quarter 2007 adjusted gross margin ratio was 57.7 percent. The comparison to 2006 was favorably impacted by improved product mix, offset by the reduction in the contribution from Synagis in the United States and generic competition for Omnicef.

Q5)         Why did Net Interest Expense increase from the prior year?

A5)                            Net Interest Expense increased over the prior year primarily as a result of debt related to the Guidant Vascular and Kos Pharmaceuticals acquisitions.

Questions & Answers (continued)

Q6)         How did specified items affect reported results?

A6)                            Specified items impacted third-quarter results as follows (dollars in millions, except earnings-per-share data):

	3Q07			3Q06
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$893	$717	$0.46	$726	$716	$0.46
Adjusted for specified items:
Acquired in-process R&D	—	—	—	$214	$133	$0.09
Reestablishment of depreciation and amortization expense (Diagnostics)	$99	$79	$0.05	—	—	—
Contract termination/other litigation	$116	$111	$0.07	—	—	—
Acquisition integration	$63	$52	$0.03	$69	$52	$0.03
Fair-value adjustments for BSX stock and gain on financial instruments	$34	$21	$0.01	$(23)	$(17)	$(0.01)
Philanthropic contribution	—	—	—	$70	$53	$0.03
Product discontinuation	—	—	—	$90	$69	$0.05
Tax audit resolution	—	—	—	—	$(132)	$(0.09)
Cost reduction initiatives and other	$81	$66	$0.05	$33	$25	$0.02
As adjusted	$1,286	$1,046	$0.67	$1,179	$899	$0.58

The reestablishment of depreciation and amortization expense relates to the core laboratory diagnostics business. As discussed last quarter, under GAAP, once a decision to divest a business has been reached and the business is classified as Discontinued Operations, depreciation and amortization expense on the related long-term assets is suspended. The proposed diagnostic divestiture was treated this way in the first half of 2007. Since the business was subsequently reclassified to Continuing Operations from Discontinued Operations, cumulative depreciation and amortization expense previously suspended must be recorded. As a result, the after-tax impact of suspended depreciation and amortization expense from the first-half 2007 of $79 million, or $0.05 per share, was recorded in the third quarter and treated as a specified item. This fully offsets the favorability of this item in the first half, resulting in no impact for the full year.

The other third-quarter 2007 specified items are primarily related to integration costs associated with 2006 acquisitions and continuing cost reduction initiatives in global manufacturing operations. Also included in specified items are expenses associated with a contract termination, as noted in the second-quarter 10-Q, and other litigation. As in prior quarters, specified items include a fair-value adjustment for the Boston Scientific (BSX) stock. In accordance with accounting standard SFAS 159, changes to the fair value of the BSX investment are required to be reflected in the income statement, which is tracked as a specified item, along with any related realized gains/losses on disposition of this stock.

Questions & Answers (continued)

Q6)         How did specified items affect reported results? (continued)

A6)                            (continued)

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q07
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported	$2,864	$641	$1,945	$36
Adjusted for specified items:
Reestablishment of depreciation and amortization expense (Diagnostics)	$83	$8	$8	—
Contract termination/other litigation	—	—	$116	—
Acquisition integration	$20	$6	$37	—
Fair-value adjustments for BSX stock	—	—	—	$34
Cost reduction initiatives and other	$67	$(7)	$21	—
As adjusted	$2,694	$634	$1,763	$2

Q7)         What was the tax rate in the quarter?

A7)                            In line with the previous forecast, the tax rate this quarter, excluding specified items, was 18.6 percent. As a result, the tax rate year-to-date, excluding specified items, is 19.5 percent, consistent with the full-year guidance previously provided.

Q8)                           How did the TAP joint venture perform this quarter?

A8)                            Income from the TAP joint venture was in line with previous forecasts. Prevacid sales were $566 million and Lupron sales were $152 million.

Questions & Answers (continued)

Q9)                           What are some near-term opportunities in Abbott’s broad-based pipeline?

A9)                            Abbott is making significant progress across a number of late-stage programs in its broad-based pharmaceutical and medical products pipeline, including:

•                  HUMIRA

•                  Crohn’s disease – Launched in the United States and Europe in the first half of this year.

•                  Psoriasis – Submitted for global regulatory approval, expect to launch first-quarter 2008.

•                  Juvenile RA – Submitted for global regulatory approval, expect to launch in early 2008.

•                  Ulcerative colitis – Entered into Phase III development in 2006.

•                  Xience V Drug-Eluting Stent (DES) – In May, Abbott submitted the final module of its FDA application for U.S. approval and we continue to expect a U.S. launch in the first half of 2008. We continue to work toward a Nov. 29 date for the Xience V advisory panel meeting. As a reminder, Xience V was launched internationally in 2006. At the Transcatheter Cardiovascular Therapeutics (TCT) meeting next week, Abbott will present new data from the Xience V clinical program. Abbott will host an investor meeting at TCT on October 23.

•                  Controlled-release Vicodin – A controlled-release form of Abbott’s pain brand, Vicodin, is currently in Phase III development. Abbott plans to submit for regulatory approval in the fourth quarter of this year.

•                  Simcor – Abbott has submitted its regulatory application for Simcor, a combination therapy to address both HDL and LDL cholesterol, and expects to launch early next year. Phase III Simcor data will be presented at the American Heart Association meeting in November.

•                  ABT-335 – Abbott’s next-generation fenofibrate is currently in Phase III development as a stand-alone therapy. A U.S. regulatory submission is expected in the fourth-quarter 2007.

•                  ABT-335/Crestor (ABT-143) – Abbott and AstraZeneca recently chose to advance ABT-335 in its fixed-dose combination with Crestor to address all three lipid parameters in a single pill. This program is on track for a regulatory submission in 2009.

•                  ABT-874 – In immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. The company plans to move ABT-874 into Phase III development for psoriasis before year-end.

•                  Flutiform – A combination asthma treatment in Phase III development by SkyePharma. Flutiform is expected to launch in 2009 and Abbott will handle promotion in the United States.

•                  Diabetes Care Pipeline – Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was recently launched in Europe and is under active U.S. FDA review. Also in development is a fully integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                  m2000 Molecular Diagnostics System – In May, Abbott received FDA approval for the RealTime HIV-1 viral load test for use on the m2000 molecular diagnostics system. Abbott expects to expand its menu of infectious disease assays over the next few years.

•                  Abbott PRISM – In July, Abbott received FDA approval for its hepatitis C (HCV) test for use on the Abbott PRISM diagnostics system. This approval completes the PRISM hepatitis panel, which also includes three additional hepatitis B tests. Additional retrovirus screening tests for use on Abbott PRISM are currently under FDA review.

Questions & Answers (continued)

Q10)                    What are some mid- and early-stage opportunities in Abbott’s broad-based pipeline?

A10)                      Abbott is advancing leading-edge scientific discoveries in its mid- and early-stage pharmaceutical and medical products pipeline. Following are selected highlights:

•                  Oncology

•                  In the second quarter, Abbott announced a collaboration with Genentech to develop and commercialize two Abbott oncology compounds. Developed by Abbott scientists, ABT-869, a multi-targeted kinase inhibitor and ABT-263, a Bcl-2 protein antagonist, represent promising, unique approaches to treating cancer. Abbott and Genentech will work together on all aspects of research, development and commercialization.

•                  Additional oncology compounds in Abbott’s pipeline that are not part of the collaboration include: ABT-888, a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; ABT-751, an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and, ABT-828, a biologic anti-tumor agent with a novel mechanism of action.

•                  Neuroscience

•                  Abbott’s neuroscience pipeline includes several unique approaches for treating a number of diseases including schizophrenia, ADHD, Alzheimer’s disease and pain. Compounds under development include neuronal nicotinic receptor agonists (NNR’s) and dopamine 3 (D3) receptor antagonists, both of which play a role in regulating pain, memory and other neurological functions.

•                  Abbott’s neuroscience pipeline includes ABT-089 and ABT-894, two NNRs in Phase II, ABT-925, a D3 receptor antagonist in Phase II, and several compounds in earlier stage development.

•                  Hepatitis C

•                  Abbott has partnered with Enanta Pharmaceuticals to develop protease inhibitors for the treatment of hepatitis C (HCV), which affects more than 170 million people worldwide. Abbott also has an internal HCV polymerase program in early-stage development.

•                  Bioabsorbable Drug-Eluting Stent

•                  Abbott has presented encouraging data from the world’s first clinical trial (ABSORB) for a fully-bioabsorbable drug-eluting stent (DES) to treat coronary artery disease. Abbott will present one-year data from the ABSORB trial next week at TCT. The bioabsorbable DES is designed to be slowly and completely metabolized by the body over time.

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